News Release
CONTACT:	Steve Dale (Media) (612) 303-0784 steve.dale@usbank.com

Judith T. Murphy (Analysts) (612) 303-0783 judith.murphy@usbank.com

OLIVIA KIRTLEY JOINS U.S. BANCORP BOARD OF DIRECTORS

MINNEAPOLIS (October 17, 2006) – U.S. Bancorp (NYSE: USB) announced today that Olivia F. Kirtley has been appointed to its board of directors and will serve on the company’s governance and audit committees.

Kirtley, a Certified Public Accountant, is a business consultant on strategic and corporate governance issues and previously served as vice president of finance and chief financial officer of Vermont American Corporation, a global manufacturer of power tool accessories. Prior to joining Vermont American, she was with the international accounting firm of Ernst & Young. She has also served as a member of U.S. Bank’s local advisory board in Louisville, Kentucky.

“Olivia’s extensive experience and insight, particularly in the areas of audit and corporate governance, make her a valuable addition to our board of directors,” said Jerry A. Grundhofer, chairman and chief executive officer at U.S. Bancorp. “We are pleased that she is becoming a member of our board.”

Kirtley is also a member of the board of directors of Alderwoods Group, Inc., Papa John’s International, Inc. and ResCare, Inc. She is a former chairman of the board of the American Institute of Certified Public Accountants (AICPA), and was the first woman to serve in that role in the organization’s 110-year history. She is a board member of a number of charitable organizations, including The National Center for Family Literacy, SOZO International, and the Community Foundation of Louisville.

U.S. Bancorp (NYSE: USB), with assets of $217 billion, is the 6th largest financial holding company in the United States. The company operates 2,462 banking offices and 4,943 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

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